Exhibit 10.1

Execution Version

CONTRIBUTION AND SALE AGREEMENT

dated as of April 1, 2014

by and between

TALLGRASS ENERGY PARTNERS, LP

and

TALLGRASS OPERATIONS, LLC

and for certain limited purposes,

TALLGRASS DEVELOPMENT, LP

i

Table of Contents

(Continued)

ii

Table of Contents

(Continued)

DISCLOSURE SCHEDULES

Disclosure Schedule 3.3	-	Consents
Disclosure Schedule 3.7(a)	-	Real Property
Disclosure Schedule 3.7(b)	-	Personal Property
Disclosure Schedule 3.8	-	Litigation
Disclosure Schedule 3.9	-	Adverse Changes
Disclosure Schedule 3.11	-	Environmental Matters
Disclosure Schedule 3.12	-	Licenses and Permits
Disclosure Schedule 3.13(a)	-	Contracts
Disclosure Schedule 3.13(b)	-	Contracts
Disclosure Schedule 3.16	-	Insurance
Disclosure Schedule 3.21	-	Management Projections and Budget

EXHIBITS

Exhibit A	-	Form of Assignment Agreement

APPENDICES

Appendix A	-	The Partnership and Operations Designated Personnel

iii

CONTRIBUTION AND SALE AGREEMENT

This Contribution and Sale Agreement (this “Agreement”) is made and effective as of April 1, 2014, by and between Tallgrass Operations, LLC, a Delaware limited liability company (“Operations”), and Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”). In addition, Tallgrass Development, LP, a Delaware limited partnership (“Development”), is a party to this Agreement for the limited purposes set forth in Articles III, VI and VII.

RECITALS

WHEREAS, Operations desires to contribute and sell 100% of the issued and outstanding membership interests in Trailblazer Pipeline Company LLC, a Delaware limited liability company (the “Company”) (such 100% membership interest in the Company being referred to herein as the “Subject Interest”), to the Partnership pursuant to the terms of this Agreement and the Assignment Agreement, and the Partnership desires to accept and acquire the Subject Interest in accordance with the terms of this Agreement and the Assignment Agreement; and

WHEREAS, the Conflicts Committee has previously (i) received an opinion of Robert W. Baird & Co. Incorporated, the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the amount to be distributed and paid by the Partnership pursuant to the Transaction is fair, from a financial point of view, to the holders of Common Units of the Partnership (other than Operations and its Affiliates) and (ii) found the Transaction to be fair and reasonable to the Partnership and holders of its Common Units (other than Operations and its Affiliates) and recommended that the board of directors (the “Board of Directors”) of Tallgrass MLP GP, LLC, the general partner of the Partnership (the “General Partner”), approve the Transaction and, subsequently, the Board of Directors has approved the Transaction.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that (i) with respect to Operations, the term “Affiliate” shall exclude the Partnership, the General Partner and the Partnership’s subsidiaries, (ii) with respect to the Partnership, the term “Affiliate” shall exclude Operations, Operations’ subsidiaries (other than the Partnership and its subsidiaries), Development, its general partner and Tallgrass GP Holdings, LLC, and (iii) the Company shall be deemed to be an “Affiliate” (x) prior to the

Closing, of Operations and (y) on and after the Closing, of the Partnership. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreement” has the meaning ascribed to such term in the preamble.

“Annual Corrosion Indemnification Deductible Amount” has the meaning ascribed to such term in Section 6.12(b).

“Annual Period” has the meaning ascribed to such term in Section 6.12(b).

“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).

“Assignment Agreement” means the Assignment Agreement substantially in the form of Exhibit A attached hereto.

“Balance Sheet” has the meaning ascribed to such term in Section 3.5(a).

“Board of Directors” has the meaning ascribed to such term in the recitals.

“Cash Amount” means $150,000,000.

“Ceiling Amount” has the meaning ascribed to such term in Section 6.12(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Units” has the meaning given to such term in the Partnership Agreement.

“Common Unit Quantity” means 385,140 Common Units.

“Company” has the meaning ascribed to such term in the recitals.

“Company Assets” means the assets owned on the Closing Date by the Company, including the Trailblazer Pipeline.

“Company Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of the Company, other than any effect or change (a) in the natural gas transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (b) in United States or global political or economic conditions or financial markets in general, or (c) resulting from the announcement of the transactions contemplated by this Agreement and the Assignment Agreement and the taking of any actions contemplated by this Agreement or the Assignment Agreement, provided, that in the case of clauses (a) and (b), the impact on the Company is not materially disproportionate to the impact on similarly situated parties in the natural gas transportation industry, or (ii) the ability of Operations to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Conflicts Committee” means the conflicts committee of the Board of Directors.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corrosion Costs” has the meaning ascribed to such term in Section 6.4.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation; provided, however, that Damages specifically excludes Corrosion Costs and any conditions, facts or circumstances that relate to or result in Corrosion Costs.

“Deductible Amount” has the meaning ascribed to such term in Section 6.12(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Development” has the meaning ascribed to such term in the recitals.

“Development Indemnified Parties” has the meaning ascribed to such term in Section 6.2.

“Direct Claim” has the meaning ascribed to such term in Section 6.11.

“Disclosure Schedules” has the meaning ascribed to such term in Article III.

“DRULPA” mean the Delaware Revised Uniform Limited Partnership Act.

“Easements” has the meaning ascribed to such term in Section 3.7(a).

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as such law may be amended after the Closing Date: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Federal Insecticide, Fungicide and Rodenticide Act; (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises, and (xiv) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including, but not limited to, the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” means the United States Federal Energy Regulatory Commission.

“Final Resolution” has the meaning ascribed to such term in Section 2.4.

“Financial Advisor” has the meaning ascribed to such term in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the recitals.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel. The designated personnel for Development, Operations and the Partnership are set forth on Appendix A.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“Material Contract” has the meaning ascribed to such term in Section 3.13(a).

“Minimum Claim Amount” has the meaning ascribed to such term in Section 6.12(a).

“Notice” has the meaning ascribed to such term in Section 7.4.

“Operations” has the meaning ascribed to such term in the preamble.

“Partnership” has the meaning ascribed to such term in the preamble.

“Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 17, 2013.

“Partnership Indemnified Parties” has the meaning ascribed to such term in Section 6.1.

“Pending Settlement” means the agreement between the Company and its shippers in the Company’s FERC tariff rate case filed on July 1, 2013 (Docket Number RP13-1031), which agreement has received certification from the presiding administrative law judge and is awaiting final approval from the FERC.

“Permits” has the meaning ascribed to such term in Section 3.12(a).

“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Company Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Company Assets to which they pertain or Operations’ ability to perform its obligations hereunder; (iv) Liens for Taxes that are not yet due and payable; (v) pipeline, utility and similar easements and other rights in respect of surface operations; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Company’s business; and (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Redetermined Cash Amount” has the meaning ascribed to such term in Section 2.4.

“SEC Documents” has the meaning ascribed to such term in Section 4.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Subject Interest” has the meaning ascribed to such term in the recitals.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party Indemnity Claim” has the meaning ascribed to such term in Section 6.6.

“Trailblazer LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Company, dated November 13, 2012.

“Trailblazer Pipeline” means the natural gas pipeline system owned by the Company that extends from the Cheyenne Hub near Rockport, Colorado to Beatrice, Nebraska.

“Transaction” means the contribution of the Subject Interest and the delivery of the Transaction Proceeds.

“Transaction Proceeds” means the issuance by the Partnership of the Common Unit Quantity and the payment by the Partnership of the Cash Amount

“Transfer Taxes” has the meaning ascribed to such term in Section 5.3.

Section 1.2 Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE II

CONVEYANCE AND CLOSING

Section 2.1 Conveyance.

Upon the terms and subject to the conditions set forth in this Agreement and in the Assignment Agreement, on the Closing Date, Operations shall transfer, assign, contribute, sell and convey the Subject Interest to the Partnership, free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and the Partnership shall accept and purchase the Subject Interest from Operations.

Section 2.2 Transaction Proceeds.

The aggregate amount to be issued and paid by the Partnership to Operations shall be the Transaction Proceeds. At the Closing, the Partnership shall deliver the Transaction Proceeds as follows:

(a)	A wire transfer of the Cash Amount in immediately available funds paid to Operations or its designee(s); and

(b)	The issuance to Operations of a number of Common Units equal to the Common Unit Quantity.

Section 2.3 Closing.

The closing (the “Closing”) of the contribution and purchase of the Subject Interest and the delivery of the Transaction Proceeds pursuant to this Agreement and the Assignment Agreement will be held on the date hereof (the “Closing Date”) at the offices of Development at 6640 W. 143rd Street, Suite 200, Overland Park, Kansas 66223. At the Closing, (i) Operations shall deliver to the Partnership, or cause to be delivered to the Partnership, the Assignment Agreement duly executed by Operations, (ii) the Partnership shall deliver to Operations, or cause to be delivered to Operations, the Transaction Proceeds and the Assignment Agreement duly executed by the Partnership, and (iii) Operations shall deliver to the Partnership, or cause to be delivered to the Partnership, a certificate demonstrating non-foreign status of Development meeting the requirements of Section 1445 of the Code.

Section 2.4 FERC Settlement.

In the event the Pending Settlement, as presented to the presiding administrative law judge, is rejected or modified by the FERC, the parties agree to work together in good faith to redetermine the Cash Amount (the “Redetermined Cash Amount”) within thirty (30) days following final resolution of the Company’s rate case, whether by a settlement approved by the FERC or otherwise (the “Final Resolution”). The Redetermined Cash Amount shall be based on the performance metrics and other models and assumptions used by the parties in originally determining the Cash Amount, as modified to take into consideration the terms of the Final Resolution. Within five (5) business days after the parties have established the Redetermined Cash Amount, Operations shall remit to the Partnership, by wire transfer in immediately available funds, the amount, if any, by which the Cash Amount exceeds the Redetermined Cash Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DEVELOPMENT AND OPERATIONS

Development and Operations, jointly and severally, hereby represent and warrant to the Partnership that, except as disclosed in the disclosure schedules delivered to the Partnership on the date of this Agreement (“Disclosure Schedules”) (it being understood that any information set forth on any Disclosure Schedule shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number , unless it is reasonably apparent on its face that such information is relevant to other sections or subsections of this Agreement):

Section 3.1 Organization.

(a)	Operations is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	Development is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)	The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Company is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Operations has made available to the Partnership true and complete copies of the Company’s certificate of formation and the Trailblazer LLC Agreement in effect as of the date of this Agreement.

Section 3.2 Authority and Approval.

(a)	Each of Development and Operations has full limited partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Assignment Agreement, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by each of Development and Operations of this Agreement and the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by Development and Operations have been duly authorized and approved by all requisite limited partnership or limited liability company, as applicable, action on the part of Development and Operations.

(b)

This Agreement has been duly executed and delivered by Development and Operations and constitutes the valid and legally binding obligation of each of Development and Operations, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). When executed and delivered by each of the parties party thereto, the Assignment Agreement will constitute a valid and legally binding obligation of Operations enforceable against Operations in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3 No Conflict; Consents.

Except as set forth on Disclosure Schedule 3.3:

(a)	the execution, delivery and performance of this Agreement by Development and Operations does not, and the execution, delivery and performance of the Assignment Agreement by Operations will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation, limited partnership agreement, limited liability company agreement or equivalent governing instruments of Development, Operations or the Company; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Development, Operations or the Company (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Development, Operations or the Company is a party or by which any of them or any of the Company Assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Company Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and

(b)

no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by Operations or the Company with respect to the Subject Interest in connection with the execution, delivery and performance of this Agreement and the Assignment Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.4 Capitalization; Title to Subject Interest.

(a)	Operations owns, beneficially and of record, all of the authorized, issued and outstanding membership interests of the Company and will convey good title, free and clear of all Liens, to the Subject Interest to the Partnership. The Subject Interest is not subject to any agreements or understandings with respect to the voting or transfer of any of the Subject Interest (except the contribution of the Subject Interest contemplated by this Agreement and restrictions under applicable federal and state securities laws). The Subject Interest has been duly authorized and is validly issued, fully paid (to the extent required under the Trailblazer LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

(b)	There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from the Company any equity interests of or in the Company, (ii) no commitments on the part of the Company to issue membership interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of the Company reserved for issuance for any such purpose. The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities. Except for this Agreement and the Trailblazer LLC Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of the Company. The Company does not own any equity interests in any other Person.

Section 3.5 Financial Information; Undisclosed Liabilities.

(a)

Operations has provided to the Partnership a true and complete copy of the unaudited balance sheet as of December 31, 2013 for the Company (the “Balance Sheet”). The Balance Sheet presents fairly in all material respects the financial position of the Company as of the date thereof. There are no off-balance sheet arrangements that have or are reasonably likely to have a Company Material Adverse Effect. The Balance Sheet has been prepared in accordance with GAAP consistently applied throughout the periods presented, except that the Balance Sheet does not include any notes. Except as required by GAAP, there were no changes in the method of application of the Company’s accounting policies or changes in the method of applying the Company’s use of estimates in the preparation of the Balance Sheet as compared with past practice.

(b)	There are no liabilities or obligations of the Company of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Balance Sheet, (ii) current liabilities incurred in the ordinary course of business since December 31, 2013, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Internal Controls.

The system of internal controls over financial reporting to which the Company is subject is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company Assets.

Section 3.7 Title to Properties.

(a)	Disclosure Schedule 3.7(a) lists all of the material items of real property (excluding Easements (as defined below)) used or held for use by the Company for the conduct of the Company’s business. As of the date hereof, the Company has (1) good and marketable fee simple title to the owned real property included on Disclosure Schedule 3.7(a), free and clear of any Liens (other than Permitted Liens) and (2) a valid, binding and enforceable leasehold interest in each of the leased properties, as applicable, free and clear of any Liens (other than Permitted Liens). For purposes of this Section 3.7, “Easements” means any easements, rights of way, memorandum of easements, permits, servitudes, licenses, any instruments creating an interest in real property, and similar rights related to real property used in connection with the Company’s business.

(b)	The tangible personal property listed on Disclosure Schedule 3.7(b) includes all material tangible personal property owned by the Company that is necessary for the Company to conduct its operations in substantially the same manner as currently being conducted. The Company has good and defensible title to its material tangible personal property, free and clear of any Liens (other than Permitted Liens).

Section 3.8 Litigation; Laws and Regulations.

Except as set forth on Disclosure Schedule 3.8:

(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to Development’s and Operations’ Knowledge, threatened against the Company, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against the Company or (iii) to Development’s and Operations’ Knowledge, pending or threatened investigations by any Governmental Authority against the Company, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)	None of Operations or the Company is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 No Adverse Changes.

Except as set forth on Disclosure Schedule 3.9, since December 31, 2013:

(a)	there has not been a Company Material Adverse Effect;

(b)	the Company Assets and the Company’s business have been operated and maintained, in all material respects, consistent with past practice in the ordinary course of business;

(c)	there has not been any damage, destruction or loss to any material portion of the Company Assets, whether or not covered by insurance, in excess of $100,000;

(d)	there has been no delay in, or postponement of, the payment of any liabilities related to the Company, the Company Assets or the Company’s business, individually or in the aggregate, in excess of $100,000; and

(e)	there is no contract, commitment or agreement to do any of the foregoing.

Section 3.10 Taxes.

(a)

To the Knowledge of Development and Operations, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Company, the Company Assets or the operations of the Company have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the Company or any of its Affiliates with respect to the Company, the Company Assets or the operations of the Company which are or have become due, have been timely paid in full, other than Taxes the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iii) there are no Liens on any of the Company Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Company or its assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Company, the Company Assets or the operations of the Company.

(b)	Since Operations’ acquisition of the Company, the Company and Operations have each been treated, and as of Closing the Company and Operations will each be treated, as disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i).

(c)	In the twelve (12) month period ended December 31, 2013 and throughout the period in 2014 ending on the Closing Date, more than ninety percent (90%) of the gross income (as determined for federal income tax purposes) of the business operations conducted with the Company Assets was qualifying income, within the meaning of Section 7704(d) of the Code.

Section 3.11 Environmental Matters.

Except as disclosed in Disclosure Schedule 3.11, or as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a)	the Company and the Company Assets, operations and business are in compliance with applicable Environmental Laws;

(b)	no circumstances exist with respect to the Company or its assets, operations and business that give rise to an obligation by the Company or Operations to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(c)	the Company has not received any written communication from a Governmental Authority that remains unresolved alleging that the Company may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;

(d)	the Company and the Company Assets, operations and business are not subject to any pending or, to the Knowledge of Development and Operations, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(e)	all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Company under any Environmental Law in connection with its assets, operations and business have been duly obtained or filed, are valid and currently in effect, and the Company and Company Assets are in compliance with such authorizations; and

(f)	there has been no release of any Hazardous Material into the environment by the Company, the Company Assets, operations and business, or to the Knowledge of Development and Operations, by a third party except in compliance with applicable Environmental Law.

Section 3.12 Licenses; Permits.

(a)	As of the date of this Agreement, except as set forth in Disclosure Schedule 3.12, the Company has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a Company Material Adverse Effect.

(b)	All Permits are validly held by the Company and are in full force and effect, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c)	The Company has complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d)	There is no outstanding written notice, nor to Development’s and Operations’ Knowledge, any other notice of revocation, cancellation or termination of any Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)	No proceeding is pending or, to Development’s and Operations’ Knowledge, threatened with respect to any alleged failure by the Company to have any material Permit necessary for the operation of any of the Company Assets or the conduct of the Company’s business or to be in compliance therewith.

Section 3.13 Contracts.

(a)	Disclosure Schedule 3.13(a) contains a true and complete listing of the following contracts and other agreements to which the Company is, or immediately after the Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):

(i)	contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii)	contracts containing covenants limiting the freedom of the Company to engage in any line of business or compete with any Person or operate at any location;

(iii)	price swaps, hedges, futures or similar instruments;

(iv)	contracts to which the Company, on the one hand, and an Affiliate of Operations, on the other hand, is a party or is otherwise bound;

(v)	contracts containing any preferential rights to purchase or similar rights relating to any Company Assets;

(vi)	joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vii)	contracts relating to the acquisition or disposition by the Company of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which the Company has or will have any remaining material obligation or liability or benefit;

(viii)	contracts or agreements which, individually, require or entitle the Company to make or receive payments of at least $1,000,000 annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which the Company may exercise a renewal or extension option in its sole discretion; and

(ix)	licenses relating to Intellectual Property (whether as licensee or licensor) other than licenses with respect to software used or accessed by any Company under a “shrink wrap,” “click wrap,” or “off the shelf” software license that is generally commercially available on standard terms.

(b)	Operations has made available to the Partnership a correct and complete copy of each Material Contract listed in Disclosure Schedule 3.13(a).

(c)

Except as would not reasonably be expected to result in a Company Material Adverse Effect or as disclosed in Disclosure Schedule 3.13(b), with respect to the Company: (i) each Material Contract is legal, valid and binding on and enforceable against the Company and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against the Company, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) the Company is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company, or permit termination, modification or acceleration, under any Material Contract; and (iv) to Development’s and Operations’ Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration, under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Material Contract.

Section 3.14 Employees.

The Company has no employees.

Section 3.15 Transactions with Affiliates.

Except as otherwise contemplated in this Agreement, the Company is not a party to, and immediately after Closing will not be party to, any agreement, contract or arrangement between the Company, on the one hand, and any of its Affiliates prior to the Closing, on the other hand, other than those disclosed on Disclosure Schedule 3.13(a), each of which was entered into in the ordinary course of business, relating to the provision of natural gas transportation or storage service, the interconnection of the pipeline systems of the Company and its Affiliates (prior to the Closing), the provision of construction, operating and management services to the Company, or the purchase or sale of natural gas for fuel or system requirements.

Section 3.16 Insurance.

Disclosure Schedule 3.16 sets forth a list of the material insurance policies that the Company holds or of which the Company is the beneficiary. Such policies are in full force and effect, and the Company has received no written notice of any pending or threatened termination of such policies.

Section 3.17 Intellectual Property Rights.

The Company owns or has the right to use all Intellectual Property necessary for or used in the conduct of the Company’s business as currently conducted by it, and, to Development’s and Operations’ Knowledge, its products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by the Company, if any, is free and clear of any Liens (other than Permitted Liens). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of the Company under any contract providing for the license of any Intellectual Property to the Company, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Company Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or, to Development’s and Operations’ Knowledge, threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the

Company or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by the Company. Except as would not result in a Company Material Adverse Effect, the Company has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 3.18 Brokerage Arrangements.

Operations has not entered (directly or indirectly) into any agreement with any Person that would obligate Operations or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby.

Section 3.19 Books and Records.

Accurate copies of the respective books of account, minute books and stock or other equity record books of the Company have been made available for inspection to the Partnership.

Section 3.20 Regulatory Matters.

Since November 13, 2012, the Company (and its business, operations and assets) has been in material compliance with (a) the applicable provisions of the Natural Gas Act of 1938, as amended, and (b) all applicable rules, regulations, orders, certificates and tariffs of the FERC and any state public utility commission having jurisdiction over any of the Company’s business, operations or assets. The Company has duly filed all forms and reports required to be filed by or with respect to the Company (and its business, operations and assets) with the FERC and any state public utility commission having jurisdiction over any of the Company’s business, operations or assets, and such forms and reports have been prepared in accordance with Applicable Law, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.21 Management Projections and Budget.

The projections and budgets identified on Disclosure Schedule 3.21, which were provided to the Partnership (including those provided to the Financial Advisor) by Development and its Affiliates as part of the Partnership’s review in connection with this Agreement, have a reasonable basis and were consistent with Development’s management’s expectations at the time they were prepared.

Section 3.22 Investment Intent.

Operations is receiving the Common Unit Quantity for its own account with the present intention of holding such Common Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. Operations does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to such Common Units. Operations has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of an investment in such Common Units. Operations acknowledges that such Common Units are not currently registered under the Securities Act or any applicable state securities law and may not be registered in the future, and that such Common Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. Operations acknowledges that the Partnership has no obligation to register or qualify such Common Units for resale and further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for such Common Units, and on requirements relating to the Partnership that are outside of the control of Operations, and that the Partnership is under no obligation and may not be able to satisfy.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to Operations as follows:

Section 4.1 Organization and Existence.

The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 4.2 Authority and Approval.

(a)	The Partnership has full limited partnership power and authority to execute and deliver this Agreement and the Assignment Agreement, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery of this Agreement and the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by the Partnership have been duly authorized and approved by all requisite limited partnership action of the Partnership.

(b)

This Agreement has been duly executed and delivered by or on behalf of the Partnership and constitutes the valid and legally binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). When executed and delivered by each of the parties party thereto, the Assignment Agreement will constitute a valid and legally binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3 Common Units.

(a)	The issuance by the Partnership of the Common Unit Quantity pursuant to this Agreement and the limited partner interests represented thereby: (i) has been duly authorized by or on behalf of the Partnership pursuant to the Partnership Agreement; (ii) when issued and delivered in accordance with the terms of this Agreement and the Partnership Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA); and (iii) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement, the DRULPA, and applicable state and federal securities laws.

(b)	The Partnership’s Common Units are listed on the New York Stock Exchange, and the Partnership has not received any notice of delisting.

(c)	On the Closing Date, the Common Unit Quantity will have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the Partnership Agreement.

Section 4.4 No Conflict; Consents.

(a)	The execution, delivery and performance of this Agreement by the Partnership does not, and the execution, delivery and performance of the Assignment Agreement by the Partnership will not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of limited partnership or limited partnership agreement of the Partnership; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership or any property or asset of the Partnership; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Partnership is a party or by which it is bound or to which any of its property is subject; and

(b)	No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Partnership in connection with the execution, delivery, and performance of this Agreement or the Assignment Agreement or the consummation of the transactions contemplated hereby and thereby, except as have been waived or obtained or with respect to which the time for asserting such right has expired.

Section 4.5 Periodic Reports.

The Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “SEC Documents”) have been filed with the Commission on a timely basis. The SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of the Partnership and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 4.6 Brokerage Arrangements.

The Partnership has not entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby.

Section 4.7 No Registration.

Assuming the accuracy of the representations and warranties of Operations contained in Section 3.22, the issuance of the Common Unit Quantity pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the Knowledge of the Partnership, any authorized representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption. Neither the Partnership nor any of its subsidiaries have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the issuance of the Common Unit Quantity in a manner that would require registration under the Securities Act.

Section 4.8 Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Partnership’s Knowledge, threatened that (a) question or involve the validity or enforceability of any of the Partnership’s obligations under this Agreement or the Assignment Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Partnership of the transactions contemplated by this Agreement or the Assignment Agreement or (ii) damages in connection with any such consummation.

Section 4.9 Investment Intent.

The Partnership is accepting the Subject Interest for its own account with the present intention of holding the Subject Interest for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Partnership acknowledges that the Subject Interest will not be registered under the Securities Act or any applicable state securities law, and that such Subject Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE V

TAX MATTERS

Section 5.1 Liability for Taxes.

(a)	Operations shall be liable for, and shall indemnify, defend and hold harmless the Partnership and its respective subsidiaries from any Taxes imposed on or incurred by or with respect to the Company or the Company Assets with respect to any taxable period or portion thereof ending on or prior to the Closing Date.

(b)	The Partnership shall be liable for, and shall indemnify and hold Operations and its Affiliates (other than the Partnership and its subsidiaries) harmless from, any Taxes imposed on or incurred by or with respect to Company or the Company Assets with respect to any taxable period or portion thereof beginning after the Closing Date.

(c)

Whenever it is necessary for purposes of this Article V to determine the amount of any Taxes imposed on or incurred by or with respect to the Company or the Company Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by pro rating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such taxable period ending on or prior to the Closing Date constitutes a separate taxable period applicable to the Company and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Company or the Company Assets shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(d)	If the Partnership or its Affiliates receives a refund of any Taxes that Operations is responsible for hereunder, or if Operations or its Affiliates receive a refund of any Taxes that the Partnership is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.

Section 5.2 Tax Returns.

(a)	With respect to any Tax Return attributable to a taxable period ending on or before the Closing Date that is required to be filed either before or after the Closing Date with respect to the Company or the Company Assets, Operations shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(b)

With respect to any Tax Return attributable to a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Company or the Company Assets, the Partnership shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to Operations, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and the Partnership shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover from Operations the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 5.1(a)).

(c)	With regard to any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the Company or the Company Assets, the parties shall cause each such Tax Return to be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

Section 5.3 Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) shall be borne 50% by Operations and 50% by the Partnership. Operations shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. If required by Applicable Law, the Partnership shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 5.4 Allocation of Cash Amount.

The Partnership and Operations will use commercially reasonable efforts to agree upon an allocation of the entire Cash Amount among the Company Assets that are treated as sold by Operations to the Partnership for U.S. federal income tax purposes in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder. If Operations and the Partnership agree to such allocation, Operations and the Partnership agree (a) that such allocation shall be used by Operations and the Partnership as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594, and (b) that neither Operations nor the Partnership or any of their respective Affiliates will take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any Tax Proceeding that is in any manner inconsistent with such allocation, except as required by Applicable Law or with the written consent of the other party.

Section 5.5 Tax Treatment and Related Covenants.

(a)

The parties acknowledge that (A) the contribution of a portion of the Subject Interest in exchange for the Common Unit Quantity is properly characterized as a transaction described in Section 721(a) of the Code and (B) the conveyance of the remaining portion of the Subject Interest in exchange for the Cash Amount is properly characterized as a sale by Operations of

Company Assets to the Partnership for U.S. federal income tax purposes and, in each case (A) and B), agree to file all Tax Returns in a manner consistent with such treatment.

(b)	The parties acknowledge that the Company and Operations are disregarded for federal income tax purposes as entities apart from Development; accordingly, references to Operations or the Company in this Article V include Development as the context requires.

Section 5.6 Conflict.

In the event of a conflict between the provisions of this Article V and any other provisions of this Agreement, the provisions of this Article V shall control.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification of the Partnership.

Subject to the limitations set forth in this Agreement, Development and Operations, from and after the Closing Date, shall, jointly and severally, indemnify, defend and hold the Partnership, its subsidiaries and their respective securityholders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding Development and its Affiliates (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of Development or Operations in this Agreement or the Assignment Agreement, or (ii) any breach of any agreement or covenant on the part of Development or Operations made under this Agreement or the Assignment Agreement or in connection with the transactions contemplated hereby or thereby. For purposes of this Section 6.1, whether Development or Operations has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the words “material” or “Company Material Adverse Effect”).

Section 6.2 Indemnification of Development.

Subject to the limitations set forth in this Agreement, the Partnership shall indemnify, defend and hold Development, its Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “Development Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Development Indemnified Parties as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Partnership in this Agreement or the Assignment Agreement, or (ii) any breach of any agreement or covenant on the part of the Partnership made under this Agreement or the Assignment Agreement or in connection with the transactions contemplated hereby or thereby. For purposes of this Section 6.2, whether the Partnership has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material”).

Section 6.3 Tax Indemnification.

With the exception of a breach or inaccuracy of the representations and warranties of Development and Operations contained in Section 3.10, nothing in this Article VI, other than Sections 6.7 through 6.9, shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article V.

Section 6.4 Corrosion Costs Indemnification.

Subject to the limitations set forth in Section 6.12(b), Development and Operations shall, jointly and severally, indemnify the Partnership for any and all out of pocket costs incurred by the Partnership during the three-year period following the Closing Date to repair, replace or remediate any part of the Trailblazer Pipeline to the extent such repair, replacement or remediation is necessitated by external corrosion of the pipeline due to disbonded Hi-Melt CTE coating (the “Corrosion Costs”). Costs of running ILI tools (i.e., pigs) to detect corrosion and other routine maintenance or repair expenditures not specifically necessitated by external corrosion of the pipeline due to disbonded Hi-Melt CTE coating will not be considered Corrosion Costs and will not be indemnified by Development or Operations.

Section 6.5 Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is fifteen (15) months following the Closing Date, except (a) the representations and warranties of Development and Operations set forth in Section 3.10 (Taxes) shall survive until the date that is ninety (90) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of Development and Operations set forth in Section 3.11 (Environmental Matters) shall terminate and expire on the third (3rd) anniversary of the Closing Date, (c) the representations and warranties of Development and Operations set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4(a) (Ownership) and Section 3.18 (Broker Fees) shall survive forever and (d) the representations and warranties of the Partnership set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.5 (Broker Fees) shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 6.5, no claim presented in writing for indemnification pursuant to this Article VI on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VI or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 6.6 Demands.

(a)	Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third-party claims being collectively referred to herein as the “Third Party Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

(b)	Notwithstanding the foregoing, if the indemnified party fails to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against a Third Party Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Third Party Indemnity Claim shall not be relieved except in the event and only to the extent that the indemnifying party is prejudiced or damaged by such failure.

Section 6.7 Right to Contest and Defend.

(a)	The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within thirty (30) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Third Party Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

(b)

The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Third Party Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of a Third Party Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Indemnity Claim, which releases the indemnified party completely in connection with such Third Party Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

(c)	Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Indemnity Claim) if the Third Party Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.8 Cooperation.

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Third Party Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Third Party Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Third Party Indemnity Claim.

Section 6.9 Right to Participate.

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Third Party Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

Section 6.10 Payment of Damages and Corrosion Costs.

The indemnification required hereunder shall be made by periodic payments of the amount of Damages or Corrosion Costs in connection therewith, as applicable, within ten (10) days as and when reasonably specific bills are received by, or Damages or Corrosion Costs, as applicable, are incurred and reasonable evidence thereof is delivered to, the indemnifying party. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages or Corrosion Costs, as applicable.

Section 6.11 Direct Claim.

Any claim by an indemnified party with respect to any Damages which do not result from a Third Party Indemnity Claim (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

Section 6.12 Limitations on Indemnification.

(a)	To the extent that the Partnership Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 6.1(i), Development and Operations shall be liable only if (i) the Damages with respect to any individual claim exceed $25,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $1,600,000 (the “Deductible Amount”), and then Development and Operations shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall Development’s and Operations’ aggregate liability to the Partnership Indemnified Parties under Section 6.1 exceed $16,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4(a), Section 3.18 and Section 3.19.

(b)

To the extent that the Partnership would otherwise be entitled to indemnification for Corrosion Costs pursuant to Section 6.4, Development and Operations shall be liable only if the Corrosion Costs exceed, in the aggregate, $1,500,000 (the “Annual Corrosion Indemnification Deductible Amount”) during any annual period commencing on the Closing Date or any anniversary thereof (each, an “Annual Period”), and then Development and Operations shall be liable only for Corrosion Costs incurred during any

Annual Period to the extent of any excess over the Annual Corrosion Indemnification Deductible Amount. In no event shall Development’s and Operations’ aggregate liability to the Partnership under Section 6.4 exceed $20,000,000.

(c)	Additionally, neither the Partnership, on the one hand, nor Development and Operations, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Third Party Indemnity Claims.

Section 6.13 Sole Remedy.

No party shall have liability under this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby except as is provided in Article V or this Article VI (other than claims or causes of action arising from fraud).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Acknowledgements.

Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of the Partnership, the Disclosure Schedules attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 7.2 Cooperation; Further Assurances.

(a)	Operations shall cooperate with the Partnership to assist in identifying all licenses, authorizations or permits necessary to conduct the Company’s business and own and operate its assets from and after the Closing Date and, where permissible and necessary in connection with the transfer of the Subject Interest contemplated hereby, transfer existing licenses, authorizations and permits to the Partnership and, where not permissible, assist the Partnership in obtaining new licenses, authorizations or permits at no cost, fee or liability to the Partnership.

(b)

Operations and the Partnership shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Assignment Agreement. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Assignment Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement and the Assignment Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or the Assignment Agreement.

Section 7.3 Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 7.4 Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery or by fax, as follows:

If to Development, addressed to:

Tallgrass Development, LP

6640 W. 143rd Street, Suite 200

Overland Park, Kansas 66223

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

Attention: Mollie Duckworth

Tel: (512) 322-2551

Fax: (512) 322-8362

If to Operations, addressed to:

Tallgrass Operations, LLC

c/o Tallgrass Development, LP

6640 W. 143rd Street, Suite 200

Overland Park, Kansas 66223

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

Attention: Mollie Duckworth

Tel: (512) 322-2551

Fax: (512) 322-8362

If to the Partnership, addressed to:

Tallgrass Energy Partners, LP

6640 W. 143rd Street, Suite 200

Overland Park, Kansas 66223

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Tallgrass Energy Partners, LP

6640 W. 143rd Street, Suite 200

Overland Park, Kansas 66223

Attention: Conflicts Committee Chair

Tel: (913) 928-6010

Fax: (913) 928-6011

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: Gary W. Orloff

Tel: (713) 221-1306

Fax: (713) 221-2166

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 7.5 Governing Law.

(a)	This Agreement shall be subject to and governed by the laws of the State of Delaware. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Kansas and to venue in the state courts in Johnson County, Kansas and in the federal courts of Wyandotte County, Kansas.

(b)	Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(c)	Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with Article VI).

Section 7.6 Public Statements.

The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

Section 7.7 Entire Agreement; Amendments and Waivers.

(a)	This Agreement and the Assignment Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Assignment Agreement.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.8 Conflicting Provisions.

This Agreement and the Assignment Agreement, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the Assignment Agreement, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Assignment Agreement, this Agreement shall control.

Section 7.9 Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to the Partnership Indemnified Parties and the Development Indemnified Parties contained in the indemnification provisions of Article VI.

Section 7.10 Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership, Development and Operations shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 7.11 Interpretation.

It is expressly agreed by the parties that neither this Agreement nor the Assignment Agreement shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, the Assignment Agreement or any provision hereof or thereof or who supplied the form of this Agreement or the Assignment Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 7.12 Headings and Disclosure Schedules.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”

Section 7.13 Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.14 Action by the Partnership.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OPERATIONS:

TALLGRASS OPERATIONS, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

THE PARTNERSHIP:

TALLGRASS ENERGY PARTNERS, LP

By:	Tallgrass MLP GP, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Contribution and Sale Agreement

Executed by Tallgrass Development, LP,

solely for purposes of its obligations and rights under

Article III, Article VI and Article VII of this Agreement

DEVELOPMENT:

TALLGRASS DEVELOPMENT, LP

By:	Tallgrass Development GP, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Contribution and Sale Agreement

Exhibit A

Form of Assignment Agreement

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment”), dated as of April 1, 2014, is entered into by and among Tallgrass Operations, LLC, a Delaware limited liability company (“Assignor”), Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”) and Tallgrass MLP Operations, LLC, a Delaware limited liability company (“Assignee”). Assignor, the Partnership, and Assignee may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A. Pursuant to the terms of a Contribution and Sale Agreement (the “Contribution Agreement”, with capitalized terms used but not defined herein having the respective meanings set forth in the Contribution Agreement), dated as of the date hereof, among Assignor, the Partnership, and Tallgrass Development, LP, a Delaware limited partnership, Assignor will transfer to Assignee (a wholly-owned subsidiary of the Partnership) 100% of the issued and outstanding membership interests in Trailblazer Pipeline Company LLC, a Delaware limited liability company (the “Subject Interest”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.1. Assignment of the Subject Interest. Assignor hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers the Subject Interest to Assignee, and Assignee hereby accepts the Subject Interest.

1.2. Contribution Agreement. This Assignment is subject to, in all respects, the terms and conditions of the Contribution Agreement, and nothing contained herein is meant to enlarge, diminish or otherwise alter the terms and conditions of the Contribution Agreement or the Parties’ duties and obligations contained therein. To the extent there is a conflict between this Assignment and the Contribution Agreement, the terms of the Contribution Agreement will control, provided, however, that the Parties acknowledge that the Partnership has directed that Assignee receive the Subject Interest.

1.3. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

1.4. Governing Law. This Assignment and the transactions contemplated hereby will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

1.5. Further Assurances. The Parties agree to execute all instruments and to take all actions that are reasonably necessary to effect the transactions contemplated hereby.

1.6. Counterparts. This Assignment may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first written above.

ASSIGNOR: TALLGRASS OPERATIONS, LLC

By:
David G. Dehaemers, Jr.
President and Chief Executive Officer

PARTNERSHIP:

TALLGRASS ENERGY PARTNERS, LP
By:	Tallgrass MLP GP, LLC, its general partner

By:
David G. Dehaemers, Jr.
President and Chief Executive Officer

ASSIGNEE:

TALLGRASS MLP OPERATIONS, LLC

By:
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Assignment Agreement

Appendix A

The Partnership, Development and Operations Designated Personnel

Development and Operations Designated Personnel:

•	David G. Dehaemers, Jr.

•	William R. Moler

•	George E. Rider

•	Gary J. Brauchle

•	Richard L. Bullock

Partnership Designated Personnel:

•	David G. Dehaemers, Jr.

•	William R. Moler

•	George E. Rider

•	Gary J. Brauchle

•	Richard L. Bullock

Final Schedules

DISCLOSURE SCHEDULES

These Disclosure Schedules are provided in connection with that certain Contribution and Sale Agreement, dated as of April 1, 2014 (the “Agreement”), by and among Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), Tallgrass Operations, LLC, a Delaware limited liability company (“Operations”), and, for certain limited purposes, Tallgrass Development, LP, a Delaware limited partnership (“Development”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

The information disclosed in these Disclosure Schedules is intended to qualify the representations and warranties contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties on the part of Operations and Development. Nothing in these Disclosure Schedules constitutes an admission of any liability or obligation of Operations or Development to any third person, or an admission to any third person against the interest of Operations or Development. Descriptions or references of particular contracts, agreements, notices or similar documents herein are qualified in their entirety by reference to such documents. The disclosure of any item or information in these Disclosure Schedules shall not be construed as an admission that such item or information is material to Operations or Development, and any inclusion in these Disclosure Schedules shall not be used in any dispute or controversy between the parties to the Agreement to determine whether any obligation, item or matter (whether or not included in these Disclosure Schedules or described in the Agreement) is or is not material for purposes of the Agreement. In disclosing the information in these Disclosure Schedules, Operations and Development do not waive any attorney-client privilege associated with any such information or any protection afforded by the “work product doctrine” with respect to any of the matters disclosed or discussed herein.

Operations and Development disclose the following items (each item is numbered to correspond with the relevant Section of the Agreement); provided that the disclosures in any section or subsection of these Disclosure Schedules shall qualify the disclosure in other sections and subsections only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The headings contained in these Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or affect the interpretation of the information contained in these Disclosure Schedules.

* * *

Schedule 3.3

Consents

In order to contribute the Company to the Partnership, Operations will be required to submit certain notifications and certifications prior to Closing pursuant to that certain Credit Agreement dated as of November 13, 2012, among Operations, Development, the Lenders and any other parties party thereto, and Barclays Bank PLC (“Barclays”), as administrative agent and collateral agent, as amended by (i) that certain Consent and Amendment No. 1, dated as of May 17, 2013, among Operations, Development, the other loan parties party thereto, the financial institutions listed on the signature pages thereof, and Barclays, as Administrative Agent and Collateral Agent, and (ii) Amendment No. 2 to Credit Agreement, dated as of November 27, 2013, among Tallgrass GP Holdings, LLC, the Borrower, the other Loan Parties party thereto, the Lenders party thereto, the New Term Lenders referred to therein, and Barclays, as Swing Line Lender, Administrative Agent and Collateral Agent (as amended, the “Credit Agreement”).

The Company is currently, and upon Closing will be removed as, a party to that certain Amended and Restated Guaranty and Collateral Agreement dated November 13, 2012, and amended on May 17, 2013 (as amended, the “Collateral Agreement”). In addition, Operations has pledged all of the Company’s outstanding membership interests to the lender pursuant to the Collateral Agreement. Such pledge will be removed upon Closing.

Schedule 3.4(a)

See disclosures regarding Credit Agreement and Collateral Agreement in Schedule 3.3.

Schedule 3.7(a)

Real Property

File Number	County Name	Book Number	Page Number	Reception Number	Township	Range	Section	QQ Call
CO-000004	LOGAN				12N	49W	29	SWNE
CO-000055	SEDGWICK	172	358		11N	45W	33	NWNW
CO-000056	LOGAN	761	834		12N	49W	29	W2NE
NE-000276	LINCOLN	591	613	107656	10N	30W	21	N2NW
NE-000281	KEARNEY	103	853		7N	13W	24	E2SW
NE-000288	GAGE	223	413		4N	5E	9	SE
NE-000289	PERKINS	45	147		10N	35W	27	NE
NE-000290	LINCOLN	347	654		12N	31W	1	SW
NE-000291	PHELPS	58	738		7N	17W	21	SWSW
NE-000292	CLAY	104	601		6N	5W	4	NW
NE-000293	KIMBALL	55	168		12N	56W	2	SWSW
NE-000294	PERKINS	45	218		10N	40W	24	SE

File Number	County Name	Book Number	Page Number	Reception Number	Township	Range	Section	QQ Call
NE-000295	GOSPER	28	447		7N	22W	9	E2
NE-000297	LINCOLN	325	501		9N	26W	34	SW
NE-000298	SALINE	216	219		6N	1E	4	SW
NE-000299	LINCOLN	310	253		10N	30W	21	W2NW
NE-000300	KEARNEY	103	853		7N	13W	24	E2SW
WY-000057	LARAMIE	1211	885		13N	64W	14	NW
WY-000058	LARAMIE	1196	105	737172	13N	60W	10	SESE

Schedule 3.7(b)

Material Personal Property

Asset ID	PROD9X_AMASSETDESCRIPTION	ASSET TYPE

403-1375143	1-42IN PIG RECVR NGPL MTR SITE	MAIN LINES

403-1374894	CONSTRUCTION DAMAGES ADD COST4	MAIN LINES

403-1374601	36 IN .562 5LX65	MAIN LINES

403-1375226	36IN .600 5LX60	MAIN LINES

403-1375161	36 IN .600 5LX60	MAIN LINES

403-1374654	LINE PACK	MAIN LINES

403-1375150	36IN .600 5LX60	MAIN LINES

403-1374602	36 IN .600 5LX60	MAIN LINES

403-1374600	36 IN .462 5LX65	MAIN LINES

403-1374880	LINE PACK	MAIN LINES

403-1374604	HYDROSTATIC TEST 1631371 FT 48	MAIN LINES

403-1374603	CONSTRUCTION DAMAGES 4	MAIN LINES

403-1374598	436 MILES 363232 TRLBLZR P/L	MAIN LINES

403-1374599	436 MILES 363232 TRLBLZR P/L	MAIN LINES

403-1374590	36 IN .358 5LX70	MAIN LINES

403-1374854	MEAS. STA. & GAS QUALITY EQUIP	MAIN LINES

403-1374546	36 IN .600 5LX60	MAIN LINES

403-1375287	36IN .600 5LX60	MAIN LINES

403-1374545	36 IN .462 K6X65	MAIN LINES

403-1374549	HYDROSTATIC TEST 600075 FT 48	MAIN LINES

403-1374548	CONSTRUCTION DAMAGES 4	MAIN LINES

403-1374544	36 IN .358 5LX70	MAIN LINES

403-1374520	36IN .358 5LX70	MAIN LINES

403-1375131	42IN PULSATION DAMPENER 110FT	METER EQUIPMENT

403-1375088	42IN PULSATION DAMPENER 111FT	METER EQUIPMENT

Asset ID	PROD9X_AMASSETDESCRIPTION	ASSET TYPE
403-1375123	30IN 600LB BALL GRV	METER EQUIPMENT

403-1375125	30IN 600LB BALL GRV	METER EQUIPMENT

403-1375082	36IN .600 5LX60	METER EQUIPMENT

403-1375089	5X15 HORIZ FLTR SEP KING TOOL	METER EQUIPMENT

403-1375091	20IN DANIEL MK602-C1-1 MTR RUN	METER EQUIPMENT

403-1375085	1-42IN HEADER WITH 5-20 IN BRA	METER EQUIPMENT

403-1375084	1-42 IN HEADER WITH 5-20IN BRA	METER EQUIPMENT

403-1375092	18IN 600LB BALL ROCKWELL	METER EQUIPMENT

403-1374956	20IN .438 5LX52	MAIN LINES

403-1375054	16IN 600LB BALL ROCKWELL	METER EQUIPMENT

403-1374941	16IN DANIEL MK 600-C4-1 METER	METER EQUIPMENT

403-1374944	20IN .438 5LX52	METER EQUIPMENT

403-1374943	2-30 IN HEADERS W/4-16IN BRANC	METER EQUIPMENT

403-1375075	5X15 HORIZ FLTR SEP KING TOOL	METER EQUIPMENT

403-1374859	3RD PARTY LABOR @ CS601	COMPRESSOR STATION EQUIPMENT

403-1375419	ZERO OVHAUL COMPRESS SOLAR MAR	COMPRESSOR STATION EQUIPMENT

403-1374862	20,000 HP COMPRESSION @ CS601	COMPRESSOR STATION EQUIPMENT

403-1374891	OPERATION EXPENSES FOR (2)COMP	COMPRESSOR STATION EQUIPMENT

403-1374885	INST.(2) 10,000HP COMPR. UNITS.	COMPRESSOR STATION EQUIPMENT

403-1375410	TB 601 UNIT 2 EXCHG SOLAR	COMPRESSOR STATION EQUIPMENT

403-1375455	TB601 UNIT ZERO OVERHL	COMPRESSOR STATION EQUIPMENT

403-1375486		COMPRESSOR STATION EQUIPMENT

403-1374888	(2) 10,000HP GAS-FIREDCOMPR.	COMPRESSOR STATION EQUIPMENT

403-1375460	STATION 602 MOTOR REWIND	COMPRESSOR STATION EQUIPMENT

403-1374641	COMPRESSION STATION 602	COMPRESSOR STATION EQUIPMENT

403-1374763	TRANSFORMER, 300KVA	COMPRESSOR STATION EQUIPMENT

403-1374648	COMPRESSOR STATION 602	COMPRESSOR STATION EQUIPMENT

403-1374783	ZERO HR OVERHAUL #C202	COMPRESSOR STATION EQUIPMENT

Asset ID	PROD9X_AMASSETDESCRIPTION	ASSET TYPE
403-1375487		COMPRESSOR STATION EQUIPMENT

403-1374846	OPERATION EXP. FOR CS602 COMP	COMPRESSOR STATION EQUIPMENT

403-1374870	DRAIN PIPING AND FUEL GAS PIPE	COMPRESSOR STATION EQUIPMENT

403-1374867	3RD PARTY LABOR @ CS601	COMPRESSOR STATION EQUIPMENT

403-1374892	EXP.FROM 5,200 TO 10,000 HP	COMPRESSOR STATION EQUIPMENT

403-1374843	(1) NEW10,000HP ELECT. COMPR.	COMPRESSOR STATION EQUIPMENT

403-1374640	COMPRESSION STATION 602	COMPRESSOR STATION EQUIPMENT

403-1375230	RGD FRAME GARAGE/WELD SHOP 30X	STRUCTURE

403-1375381	SOLAR SEAL GAS BOOSTER SYS	COMPRESSOR STATION EQUIPMENT

403-1374789	C-301 ZERO HOUR OVERHAUL	COMPRESSOR STATION EQUIPMENT

403-1374840	3RD PARTY LABOR @ CS 603	COMPRESSOR STATION EQUIPMENT

403-1374768	[2[ NEW 10,000HP ELECT COMP’S	COMPRESSOR STATION EQUIPMENT

403-1374853	OPERATION EXP. FOR (2)NEW COMP	COMPRESSOR STATION EQUIPMENT

403-1374847	INST.(2) 10,000HP COMP.- CS603	COMPRESSOR STATION EQUIPMENT

403-1374850	(2)NEW 10,000HP ELECT.COMP.’S	COMPRESSOR STATION EQUIPMENT

403-1375167	C S 603 N/A	LAND

403-1375483		MAIN LINES

403-1374646	FARMLAND INDUSTRIES INTERCONN	MAIN LINES

Schedule 3.8

Litigation

None other than the Company’s pending tariff rate case, which has been resolved subject to final FERC approval of the Pending Settlement.

Schedule 3.9

Adverse Changes

None.

Schedule 3.11

Environmental Matters

None.

Schedule 3.12

Licenses and Permits

None.

Schedule 3.13(a)

Contracts

Prior to Closing, the Company is a party to the Credit Agreement and the Collateral Agreement. Upon Closing, the Company will be released as a party to those agreements.

The Company is party to an ISDA Master Agreement dated August 21, 2013 with Barclays Bank PLC.

The Company is party to the following additional contracts:

Counterparty	CONTRACT #	Eff. Date	End Date	Agreement Type	Comments
*TALLGRASS INTERSTATE GT, LLC	901362	10/27/1989	12/31/2017	Firm Transport	5,000 dth/d
*TALLGRASS INTERSTATE GT, LLC	904471	1/1/2014	Evergreen	Operational Balancing Agreement	Logan
*TALLGRASS INTERSTATE GT, LLC	904481	2/1/1992	Evergreen	Operational Balancing Agreement	Clay
*TALLGRASS INTERSTATE GT, LLC	904492	2/1/1992	Evergreen	Operational Balancing Agreement	Adams
*TALLGRASS INTERSTATE GT, LLC	937712	4/1/2010	Evergreen	Interruptible Transport
*TALLGRASS INTERSTATE GT, LLC	937859	4/9/2010	Evergreen	Master Capacity Release
*TALLGRASS INTERSTATE GT, LLC	946513	12/22/2013	12/21/2014	Firm Transport	105,500 dth/d
ROCKIES EXPRESS PIPELINE LLC	933828	1/1/2007	Evergreen	Operational Balancing Agreement	Lone Tree
*TALLGRASS INTERSTATE GT, LLC		2/4/1991	Evergreen	Facilities Interconnect	Clay
*TALLGRASS INTERSTATE GT, LLC		10/8/1990	Evergreen	Facilities Interconnect	Adams
*TALLGRASS INTERSTATE GT, LLC		12/21/1989	Evergreen	Facilities Interconnect	Logan
ROCKIES EXPRESS PIPELINE LLC	933876	12/13/2006	Evergreen	Facilities Interconnect	Lone Tree
*TALLGRASS INTERSTATE GT, LLC		In progress	Evergreen	Facilities Interconnect	Beacon Camp

*	Development and Operations have chosen to disclose these contracts with Tallgrass Interstate Gas Transmission, LLC, an affiliate of the Partnership, for informational purposes even though such contracts may not be required to be disclosed pursuant to Section 3.13(a) of the Agreement.

Schedule 3.13(b)

Contracts

None.

Schedule 3.16

Insurance

The Company’s material insurance policies are:

•	Property

•	Commercial General Liability

•	Excess Liability

•	Automobile

•	Worker’s Compensation

•	Employer’s Liability

Schedule 3.21

Projections and Budgets Provided to the Partnership

The following forecasts provided to the Financial Adviser pursuant to letter dated February 25, 2014 from Gary Brauchle, Executive Vice President, Chief Financial Officer and Treasurer of the General Partner: (1) stand-alone financial forecast for the Company for calendar years 2014 through 2023; and (2) stand-alone financial forecast for the Partnership for calendar years 2014 through 2019.